Exhibit 99.1

7 August 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

TOTAL VOTING RIGHTS
Further to the announcement on 6 August 2015 made by Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, the Company announces that on 6 August 2015 it issued 165,947 new ordinary shares of no par value in the capital of the Company ("New Shares") to KW Investment Management Ltd. (the "Investment Manager") as part payment of the management fee due to it for the quarter ended 30 June 2015 (pursuant to the terms of the investment management agreement dated 25 February 2014 and entered into between the Investment Manager and the Company).
Application will be made to the Financial Conduct Authority ("FCA") for the New Shares to be admitted to listing on the premium segment of the Official List of the FCA and to the London Stock Exchange plc (the "LSE") for the New Shares to be admitted to trading on the LSE's main market for listed securities ("Admission"). It is expected that Admission will take place on or around 12 August 2015.
As at 7 August 2015, the Company's share capital consists of a total of 135,767,919 ordinary shares of no par value (the "Ordinary Shares"), with each such Ordinary Share carrying the right to one vote. The Company does not hold any Ordinary Shares in treasury. The total number of voting rights in KWE is therefore 135,767,919. The above figure (135,767,919) may be used by shareholders of the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the Company's articles of association and the FCA's Disclosure and Transparency Rules.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Richard Sunderland/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2.4 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com